Table of Contents

EXHIBIT 4(b)(11)

June 27, 2007

Mr. Cassio Casseb
CBD – Companhia Brasileira de Distribuição
Av. Brigadeiro Luis Antônio, 3172 – 2º andar – Diretoria
Jardim Paulista
CEP 01402-901

Dear Sir,

As requested, we are pleased to submit the attached proposal for the design of a BUSINESS ADVICE and OPERATIONAL MANAGEMENT project for Sendas Distribuidora S/A.

Main objectives:

1) To develop and implement a Strategic and Operational Diagnosis Program aimed to evaluate all economic, financial, corporate, tax, equity, commercial, logistic, process and workplace improvement opportunities for a more profitable and competitive organization.

This work will result in the development of an Action Plan to determine the exploration of such opportunities.

2) To manage Sendas on the basis of the Action Plan, with the objective of making the operation competitive, efficient and profitable. The main objective will be to REDUCE AND REVERSE THE CURRENT STATUS OF NEGATIVE PROFIT BEFORE TAX (EBT – DLP BASIS). The focus of this MANAGEMENT process includes:

  To establish an adequate Operational Framework and a DARING MANAGEMENT MODEL;

  To allow an active, reliable, collaborative CORPORATE GOVERNANCE adequate to a hostile business environment (RJ), a Steering Committee will be established for the project, which will be composed of the Chairman of CBD Board, Chief Executive Officer of CBD, Chief Administrative and Financial Officer of CBD, and the Manager of Sendas Distribuidora, Mr. Claudio Galeazzi, in addition to members of CBD Group that may be timely invited.
  9 To restructure Sendas into a business model focused on RESULTS;
  To qualify Store operations for more aggressive sales and profitable commercial operations;
  To perform all other activities specified in the Action Plan.

Our work proposal:

The graph below shows the main phases of this Management Consultancy work.

PHASES FOR SENDAS MANAGEMENT PROCESS

Phase I		Phases II and III

Strategic and	Action Plan	Management	Strategic	Management
Operational	and Creation	and Corporate	Architecture to	Transition
Diagnosis	of a	Governance	Leverage
	Management	Structuring and	Sendas
	Model	Operation	Business

Understanding of Situation

MANAGEMENT – Structuring and Targets

Management Transition

2 months	12 months

Time Frame:

Phase I: 2.5 months, from July 15, 2007 through September 30, 2007;
Phase II: 6 months, from October 1, 2007 through March 31, 2008;
Phase III: 6 months, from April 1, 2008 through September 30, 2008

At the end of Phase II, Sendas Distribuidora may, at its sole discretion, suspend the work and terminate related agreement without incurring any charges.

Some activities to be developed during the phases of this work are listed below.

1) Main items comprising the Strategic Operational Diagnosis Program:

i) Economic-Financial Analysis;

  Analysis of working capital status;
  Analysis of main financial indicators and indebtedness follow-up (F.S.);
  Analysis and control of cash flow.

ii) Analysis of costs and expenses;

  Analysis of structure of revenues, costs and expenses;
  Development and ABC of fixed and variable costs and expenses.

iii) Commercial and Logistic Analysis;

  Commercial effectiveness at product, market and regional level;
  Analysis of inventory management;
  Analysis of commercial framework;
  Analysis of remuneration system;
  Analysis of product modulation at store level;
  Analysis of logistic structure.

iv) Analysis of Product Assortment;

v) Examination of profitability at product level and sales and profitability increase potential;

  Most profitable assortment matrix (products that generate transit, margin and image);
  Analysis of rupture of products (shortage) and items of obligatory competition. vi) Analysis of fiscal and tax opportunities;

vii) Analysis of organizational chart;

  Evaluation of current decision-making process;
  Management framework potential.

viii) Analysis of the workplace/organizational environment and Human Resources;

  Process of communication with employees;
  Remuneration policy and incentives in line with the strategy;
  Evaluation and objective determination systems.

ix) Analysis of environment and conditions for implementation of an empowerment process.

x) Analysis of general aspects.

2) Strategic Architecture and Organizational Framework

i) Strategic Architecture:

1. Development of a short and long-term strategic architecture in line with CBD strategy;
2. Strategy Communication Model for its successful implementation.

ii) Organizational Framework:

3. Design of an adequate Management Model;
4. Recommendation for framework alignment for implementation of strategic architecture.

3) Main items comprising the Action Plan (Sendas Revitalization) to be implemented under the Transient Management:

i) Economic-Financial aspects:

5. Projected Revenues, Margins and Profit Before Tax (EBT) – Targets;
6. Matrix projections of results per group of stores;
7. Development of a Financial Model for future projections in line with the Medium/Long Term CBD Strategy, taking into consideration the accounts impacting DLP.

ii) Costs and expenses

8. Identification of reduction opportunities;
9. Identification of synergies;
10. Action plan to adjust expenses and costs.

iii) Commercial and Logistic aspects:

11. Recommendation on commercial and logistic structure;
12. Recommendation on a remuneration model;
13. Presentation of a plan to leverage sales (potential market base);
14. Inventory management plan.

iv) Assortment Plan:

  Recommendation on category structure, SKUs and suppliers;
  Submission of the most profitable product matrix (products generating transit, margin and image);
  Management plan for obligatory competition, rupture and losses;
  Submission of a plan to leverage sales (assortment-based). v) Evaluation of fiscal and tax opportunities:
  Macro tax and fiscal plan using extemporaneous credits and other opportunities to be analyzed.

vi) Climate and Environment

15. Plan to improve motivation and make people committed to results.

vii) Managerial Controls:

16. Implementation of optimal managerial controls;

  Matrix follow-ups;
  Gross and Net Margin;
  Variable and Fixed Expenses;
  Ruptures;
  Loss;
  Etc.

• Model for managerial control follow-up.

Period

The estimated period for execution of services covered by this proposal is up to 14.5 months from the date of start of works.

The estimate above was based on our preliminary understanding of Sendas and will depend on the commitment and active participation of the company’s Executives.

Team

During Phase I, our team will be composed of CLAUDIO GALEAZZI, who will be responsible for coordination of works, and three senior associates, in addition to other specialized G&A professionals, as necessary.

During Phases II and III, Claudio Galeazzi will act as the main executive, while associates and G&A experts will be assigned according to priorities to be established.

Should this proposal be approved, we will require two weeks to provide the team with the adequate professionals before starting the work.

Fees

1) Fixed fees: Out initial fees will amount to R$350,000 (three hundred and fifty thousand reais) per month.

2) Variable fees: a variable remuneration shall be paid in accordance with the improvements of Sendas Distribuidora results (as measured by Profit before Income Tax-EBT – DLP basis), at the following intervals:

• First Evaluation Period: at the end of Phase II (April 2008) results will be evaluated in terms of Profits/Losses before IT (EBT), and the respective variable fee will be calculated on the positive variation (if any), which will be paid to G&A as an advanced variable fee according to the following table:

Loss before IT – Base period from 10/01/2007 to 03/31/2008 (R$)	Profit/Loss before IT obtained in the period from 10/01/2007 to 03/31/2008 (R$)	Fee Percentage (%)	Amount of advanced payment (R$)
(39,109.0)	A) between [•][1] and [•]	[•]	[•] x (Loss A minus (39,109.0))
(39,109.0)	B) between [•] and [•]	[•]	[•] x (Loss B minus (39,109.0))
(39,109.0)	C) between [•] and [•]	[•]	[•] x (Loss C minus (39,109.0))
(39,109.0)	D) between [•] and [•]	[•]	[•] x (Loss D minus (39,109.0))
(39,109.0)	E) Positive result before IT (Profit)	[•]	[•] x 39,109.0 + 20 x Profit E

• Second Evaluation Period: at the end of Phase III (October 2009), 1-year management of Sendas Distribuidora will be evaluated by G&A in terms of Profit/Loss before Income IT (EBT) and the variable fee will be calculated on the positive variation (if any) and paid to G&A, deducted of amounts advanced in April 2008 (previous item) according to the following table:

Loss before IT – Base period from 10/01/2007 to 09/30/2008 (R$ 1,000)	Profit/Loss before IT obtained in the period from 10/01/2007 to 09/30/2008 (R$)	Fee Percentage (%)	Final amount of fee before the deduction of advance payment (R$)
(75,000.0)	A) between [•] and [•]	[•]	[•] x (Loss A minus (75,000.0))
(75,000.0)	B) between [•] and [•]	[•]	[•] x (Loss B minus (75,000.0))
(75,000.0)	C) between [•] and [•]	[•]	[•] x (Loss C minus (75,000.0))
(75,000.0)	D) between [•] and [•]	[•]	[•] x (Loss D minus (75,000.0))
(75,000.0)	E) Positive result before IT (Profit)	[•]	[•] x 75,000.0 + 20 x Profit E

3) Variable fee: it corresponds to [•]% ([•] per cent) of gains from operational tax planning implemented by Sendas under G&A advice, taking into account the acceptance of the tax planning by external audit and its accounting use and/or Tax Authorities’ homologation.

General Criteria

Our fees are net of expenses, the reimbursement of which is described in Annex I and limited to the maximum of R$50,000 (fifty thousand reais) per month.

Neither party may directly or indirectly hire personnel from the other party during the term of the agreement and up to six (6) months after its expiry or termination, without the prior written consent of the party for which the relevant person has worked.

____________________
1 Text marked as [•] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Either party may terminate the agreement during Phase III (between April 1, 2008 and September 30, 2008) upon at least 60-days prior notice. In such a case, the amount of monthly fixed and variable fee shall be due proportionally, including the prior notice period.

This proposal shall be valid for 30 days from this date. Should you agree with this proposal, please express your acceptance in the attached copy.

Yours Faithfully,

By:		Approved by:

GALEAZZI & ASSOCIADOS
Signature:

Name:
Title:
Date:

Annex A: Critical Success Factors

Annex I: General Service Conditions

Annex II: EBT Definition (DLP copy)

Annex III: Monthly EBT – Performance Evaluation Base

ANNEX A – CRITICAL SUCCESS FACTORS

GOOD SENSE AND WELL-FOUNDED DISCUSSIONS WILL ALLOW:

• The new management of Sendas Distribuidora to have autonomy to establish the operational management of all Company’s stores;

  Brands. No changes to brands shall occur in the first 8 months of this project. The decision should be discussed with Claudio Galeazzi;
  Marketing Management – autonomy;
  Price Policy – autonomy;
  Line of Goods – autonomy;
  Logistics Management – autonomy;

• The use of core services (corporate) provided by CBD to be reviewed and renegotiated by Sendas Distribuidora, which may be replaced by external suppliers, taking in consideration their capacity, quality compatible with the real needs of Sendas Distribuidora, and price below CBD prices. CBD has the right to "first refusal”, provided that the conditions of external supplier are considered and maintained;

• Any and all expenses incurred by or paid to Sendas Distribuidora to be questioned and have the payment suspended.

To allow this project for recovery of SENDAS operations to be successful, it is necessary that the PRAETORIANS that will participate in the team are paid a variable remuneration based on results obtained.

It is hereby established that a PACKAGE equivalent to 6 monthly wages of each executive will be created to form a pool where some may receive even more than 6 wages and the remaining will be distributed according to predefined criteria for merits and targets.

For the stores, a package equivalent to 1 wage of each manager will be created. This package will be distributed according to results obtained by negotiated targets. Some managers will receive more than 1 wage while the others will participate as they reach the targeted results. It may occur that some will receive nothing.

ANNEX I: General Service Conditions

Taxes:

Service Tax (ISS) will be charged to G&A fees and added to the total amount of the Invoice. According to the current law, the prevailing rate is 0.5% if the client’s headquarters are located in RJ, and 5% if they are located in SP. Our client will withhold the tax due on the total amount of Invoice.

Payment:

The Invoice shall be issued and delivered at least 5 days before its due date.

Delay:

In case of delayed payment of any agreed amounts, delay interest at the market rates will be charged. Dates of payment of fees and debit of expenses shall not be changed for reasons unrelated to our provision of services.

Expenses:

Expenses to be reimbursed during the project up to the maximum of R$50,000 (fifty thousand reais) are listed below:

  Costs of transportation between our office and the work site, accommodation, laundry, meals and parking, incurred out of Greater São Paulo;
  Communications (telephone, data transmission, Internet, post office, etc.).

Expenses will be incurred by using as much internal resources, the policies and the procedures of your company as possible.

ANNEX II: EBT Definition (see copy of standard managerial DLP of Pão de Açucar Group/Sendas Distribuidora S/A)

DLP – Sendas Distribuidora Standard

Accounts
GROSS SALES NET SALES
NET NET C.M.V. NET NET THEORETICAL MARGIN
MARGIN MANAGEMENT
DC 3 – Contribution Discount
COMMERCIAL MARGIN
TOTAL LOSS Exceptional
LOGISTIC RESULT Additional Deposit/Result CD Financing Freights on Transfers Storage / Physical Result CD
GROSS MANAGERIAL PROFIT
COMMERCIAL OPERATIONS - STORE
Income from Non-Commercial Operations – Store Home Delivery – Store Packing Resale Financial Sales Result Financial Store Result Exchange donations
GROSS PROFIT
OPERATIONAL EXPENSES
Wages
Overtime
Temporary labor
Payroll overhead
Benefits
Other Personnel expenses
Personnel
Electric Power
Other Utilities
Centralized Maintenance
Store maintenance
Emp/Supp/Travels/Transp. Expenses
Third parties’ services – Cleaning
Third parties’ services – Money transportation
Third parties’ services – Inventory
Third parties’ services – Others
Third parties’ services – Total
Computer services
Box Packing
Store Publicity
EXPENSES NOT MANAGEABLE BY STORE
Brand Publicity
Bonus – Cooperative amount
Net Brand Publicity
Third party’s subsidized rentals
Additional rent charges
Taxes and duties/Insurance/Other Fin. Expenses
Direct Division Expenses
Reimbursement of Corporate Costs

Loss Prevention
CAPITAL EXPENDITURES
Additional cost of Return on Investments Internal subsidized rentals Operational depreciation
TOTAL EXPENSES
OPERATIONAL RESULT BEFORE IT
Net income from Galleries Costs of Store Opening/Closing
EBT (PROFIT BEFORE IT)
Income Tax
NET PROFIT
DLP – Sendas Distribuidora Standard

ANNEX III: Estimated Monthly Losses/Profits Before IT - "BASE” expected for calculation of variable remuneration.

Months	Profit before IT – EBT base – project (RS)
June	[•]
July	[•]
August	[•]
September	[•]
October	[•]
November	[•]
December	[•]
January	[•]
February	[•]
March	[•]
April	[•]
May	[•]
Total Base	[•]